Product Supplement No. RANGE-1 (To Prospectus dated April 20, 2009 and Series L Prospectus Supplement dated April 21, 2009) August 27, 2010	Filed Pursuant to Rule 424(b)(5) Registration No. 333-158663

Range Accrual Notes

•	The notes are unsecured senior debt securities issued by Bank of America Corporation. Payment of each interest payment and the repayment of principal at maturity are subject to our credit risk.

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This product supplement describes the general terms of the notes and the general manner in which they may be offered and sold. For each offering of the notes, we will provide you with a pricing supplement (which we may refer to as a “term sheet”) that will describe the specific terms of that offering. The term sheet will identify any additions or changes to the terms specified in this product supplement.

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At maturity, unless otherwise set forth in the applicable term sheet, you will receive, for each unit of your notes, a cash payment equal to 100% of the principal amount, plus any accrued and unpaid interest.

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Interest, if any, will be paid as specified in the applicable term sheet. Interest may be payable annually, semi-annually, quarterly, monthly, or at such other intervals as will be set forth in the applicable term sheet.

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The amount of interest payable in each interest period during the term of the notes will depend on the number of days during the applicable interest period that the value of the Market Measure (as defined below) is within a specified range (the “Reference Range”), as described in more detail below. If the Market Measure is not within the Reference Range on a day during the applicable interest period, interest will not accrue on that day. If specified in the applicable term sheet, your notes may be “Dual Range Accrual Notes,” which reference two Market Measures. If your notes are Dual Range Accrual Notes, the value of each Market Measure must be within the applicable Reference Range for interest to accrue on that day. Except where otherwise specifically provided in this product supplement, all references in this product supplement to “Range Accrual Notes” or “notes” shall be deemed to include a reference to Dual Range Accrual Notes.

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Unless otherwise set forth in the applicable term sheet, the Market Measure will be an interest rate (a “Reference Rate”), an equity index (an “Index”), a foreign currency exchange rate, or a basket of foreign currency exchange rates. If the notes are Dual Range Accrual Notes, there will be two Market Measures for the notes.

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The notes will be issued in denominations of whole units. Each unit will have a public offering price as set forth in the applicable term sheet (the “Original Offering Price”). The term sheet may also set forth a minimum number of units that you must purchase.

•	If provided for in the applicable term sheet, at our option, we may redeem the notes, in whole or in part, on any of the specified Redemption Dates.

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If provided for in the applicable term sheet, we may apply to have your notes listed on a securities exchange or quotation system. If approval of such an application is granted, your notes will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that your notes will be listed or, if listed, will remain listed for the entire term of your notes.

•	One or more of our affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), may act as our selling agents to offer the notes.

The notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page S-8. You may lose some or all of your investment in the notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

SUMMARY

This product supplement relates only to the notes and does not relate to any Market Measure described in any term sheet. This summary includes questions and answers that highlight selected information from the prospectus, prospectus supplement, and this product supplement to help you understand the notes. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any notes. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

In light of the complexity of the transactions described in this product supplement, you are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and prospectus, as well as the applicable term sheet. You should rely only on the information contained in those documents. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any selling agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this product supplement, the prospectus supplement, the prospectus, and the applicable term sheet, is accurate only as of the date on their respective front covers.

Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

What are the notes?

The notes are senior unsecured debt securities issued by Bank of America Corporation, and are not guaranteed or insured by the FDIC or secured by collateral. The notes will rank equally with all of our other unsecured senior indebtedness from time to time outstanding, and any payments due on the notes, including each interest payment and any repayment of principal, will be subject to our credit risk. Each series of the notes will mature on the date set forth in the applicable term sheet. If set forth in the applicable term sheet, we may redeem the notes before maturity.

The notes are designed for investors who wish to receive periodic income and are willing to accept that the amount of interest payable in each interest period will depend on the number of days during that period on which the levels of the Market Measure or Market Measures, as the case may be, are within the range or ranges specified in the applicable term sheet (each, a “Reference Range”). Investors must also be willing to accept that the interest rate applicable to any interest period may be capped at a rate specified in the applicable term sheet.

Are the notes equity or debt securities?

The notes are our senior debt securities, and are not secured by collateral. However, the notes will differ from traditional debt securities in that the interest payable on the notes will be based on the levels of the applicable Market Measure or Market Measures.

What are the Market Measures to which the notes will be linked?

Unless otherwise set forth in the applicable term sheet, the Market Measure for the notes will be an interest rate (a “Reference Rate”), an equity index (an “Index”), a currency exchange rate, or a basket of foreign currency exchange rates. Dual Range Accrual Notes may be linked to any two of the foregoing.

The applicable term sheet will set forth information as to the specific Market Measure or Market Measures, including information as to the historical levels of the Market Measure or Market Measures. However, historical levels of the Market Measures are not indicative of their future levels or the interest rate payable on the notes.

Will you receive your principal at maturity?

Yes. If you hold the notes until maturity, unless otherwise set forth in the applicable term sheet, you will receive your principal amount and any accrued and unpaid interest on the notes, subject to our credit risk. See “Risk Factors—Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.” However, if you sell the notes prior to maturity, you may find that the market value of the notes may be less than the Original Offering Price.

How will the rate of interest on the notes be calculated?

Range Accrual Notes. Unless otherwise set forth in the applicable term sheet, for each interest period, interest on the notes will accrue at the applicable rate of interest specified in the applicable term sheet times a fraction, the numerator of which is the total number of calendar days, or Market Measure Business Days (as defined below), as specified in the applicable term sheet, in the applicable interest period on which the level of the Market Measure is within the Reference Range, and the denominator of which is the total number of relevant days in the applicable interest period. Interest on the notes may be payable annually, semi-annually, quarterly, monthly, or at such other intervals as will be set forth in the applicable term sheet. Unless otherwise set forth in the applicable term sheet, interest will be calculated on the basis of a 360 day year of twelve 30-day months.

Unless otherwise set forth in the applicable term sheet, for each interest period, interest on the notes will accrue at a rate equal to:

Interest rate =	R ×	N D

Where:

“R” is the rate of interest specified in the applicable term sheet for that interest period.

Unless otherwise set forth in the applicable term sheet, “R” will be a fixed or floating rate of interest.

“N” is the total number of calendar days or Market Measure Business Days (as applicable) in the applicable interest period on which the Market Measure is within the Reference Range. “N” will increase, and interest will accrue on the notes, on each applicable day that the Market Measure is within the Reference Range. However, “N” will not increase, and interest will not accrue, with respect to any such day on which the Market Measure is not within the Reference Range.

“D” is the total number of calendar days or Market Measure Business Days (as applicable) in the applicable interest period.

The Reference Range will be specified in the applicable term sheet. As specified in the applicable term sheet, there may be different Reference Ranges and/or interest rates for different interest periods during the term of the notes.

Unless otherwise set forth in the applicable term sheet, each interest period (other than the first interest period) will commence on, and will include, an interest payment date, and will extend to, but will exclude, the next succeeding interest payment date or the maturity date (or any applicable early redemption date), as applicable. The first interest period will commence on, and will include, the original date of issuance of the notes, and will extend to, but will exclude, the first interest payment date.

The level of the Market Measure on any day that is not a Market Measure Business Day will be equal to the level of the Market Measure on the immediately preceding or following Market Measure Business Day, as specified in the applicable term sheet. If applicable, the term sheet will set forth an “Observation Cut-Off Date” for one or more interest periods. If the applicable term sheet specifies an Observation Cut-Off Date, the level of the Market Measure for each relevant day in the applicable interest period on and after that date will be deemed to be its level as of the Observation Cut-Off Date.

If so specified in the applicable term sheet, the notes may also pay interest at a fixed or floating rate for one or more interest periods, without regard to any Reference Range. In addition, if so specified in the applicable term sheet, the rate of interest payable on the notes:

•	may be calculated by reference to a “Spread” or a “Spread Multiplier”; and/or

•	may be subject to a minimum and/or maximum interest rate.

The meaning of the term “Market Measure Business Day” will depend on the relevant Market Measure, and will be set forth in the applicable term sheet. If the Market Measure is an Index, we may refer to a Market Measure Business Day as an “Index Business Day” in the applicable term sheet.

Dual Range Accrual Notes. Unless otherwise set forth in the applicable term sheet, the amount of interest on the notes will depend on the number of days during the applicable interest period on which each Market Measure is within its respective Reference Range. If either Market Measure is not within its respective Reference Range on a relevant day during the applicable interest period, interest will not accrue on that day.

Out of Range Coupon. If so specified in the applicable term sheet, the notes may pay a specified “Out of Range Coupon” for each of the relevant days that the Market Measure is (or one or both of the Market Measures for Dual Range Accrual Notes are) not within the applicable Reference Range. The applicable term sheet for such notes will describe in more detail the manner in which interest on these notes will be calculated.

Is it possible that you will not receive any interest for any interest period?

Yes. If the Market Measure is not within the applicable Reference Range for Range Accrual Notes, or if either Market Measure is not within its respective Reference Range for Dual Range Accrual Notes on a calendar day or Market Measure Business Day, as the case may be, during an interest period, interest will not accrue on that day. There can be no assurance that the interest rate payable on the notes during any interest period will be similar to, or greater than, the interest that is payable on a conventional debt security. During any interest period, it is possible that the notes will not pay interest, or will pay interest at a very low rate.

Will the notes be subject to early redemption?

If so specified in the applicable term sheet, we may redeem the notes prior to maturity on any specified “Early Redemption Date.” Unless otherwise set forth in the applicable term sheet, upon an early redemption, you will receive the principal amount of your notes, plus accrued and unpaid interest. You will not receive any interest payments after the Early Redemption Date. See the section below, “Description of the Notes—Early Redemption at Our Option.”

Who will determine the interest rate applicable to each interest period?

The calculation agent will make all determinations associated with the notes, such as determining the amount of interest payable on each interest payment date. Unless otherwise set forth in the applicable term sheet, we will appoint one of our affiliates, including MLPF&S, Merrill Lynch Capital Services, Inc. (“MLCS”), or another entity, to act as calculation agent for the notes. See the section entitled “Description of the Notes—Role of the Calculation Agent.”

Will you have an ownership interest in the securities, currencies or other assets that are represented by the Market Measure or Market Measures?

No. An investment in the notes does not entitle you to any ownership interest, including any voting rights, dividends paid, or other distributions, in the securities of any of the companies included in an Index that is a Market Measure and you will have no right to any of the currencies that are represented by any currency exchange rates or a Basket. The notes will be denominated in U.S. dollars and will be payable only in U.S. dollars.

Who are the selling agents for the notes?

One or more of our affiliates, including MLPF&S, will act as our selling agents in connection with each offering of the notes and will receive a commission or an underwriting discount based on the number of units of the notes sold. None of the selling agents are your fiduciary or advisor, and you should not rely upon any communication from any of them in connection with the notes as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

How are the notes being offered?

We have registered the notes with the SEC in the United States. However, we will not register the notes for public distribution in any jurisdiction other than the United States. The selling agents may solicit offers to purchase the notes from non-U.S. investors in reliance on available private placement exemptions. See the section entitled “Supplemental Plan of Distribution—Selling Restrictions” in the prospectus supplement.

How are the notes treated for U.S. federal income tax purposes?

We intend to treat the notes, for U.S. federal income tax purposes, as debt instruments. Depending on the terms of the notes, we intend to treat the notes either as “variable rate debt instruments” or as “contingent payment debt instruments” for U.S. federal income tax purposes. You are urged to review the section entitled “U.S. Federal Income Tax Summary” and consult your own tax advisor.

Will the notes be listed on an exchange?

If provided for in the applicable term sheet, we will apply to have your notes listed on a securities exchange or quotation system. If approval of such an application is granted, your notes will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that your notes will be listed or, if listed, will remain listed for the entire term of your notes.

Does ERISA impose any limitations on purchases of the notes?

Yes. An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as “ERISA”), or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” including individual retirement accounts, individual retirement annuities, or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of the notes unless that plan or entity has determined that its purchase, holding, or disposition of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing the notes will be deemed to be representing that it has made that determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by such plan or entity. See the section entitled “ERISA Considerations.”

Are there any risks associated with your investment?

Yes. An investment in the notes is subject to risk. Please refer to the section entitled “Risk Factors” beginning on the following page of this product supplement and page S-4 of the prospectus supplement. If the applicable term sheet sets forth any additional risk factors, you should read those carefully before purchasing any notes.

RISK FACTORS

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

General Risks Relating to the Notes

It is possible that you may receive no interest, or only a limited amount of interest, for one or more interest periods. The interest payable on the notes during some or all of the interest periods during the term of the notes will depend on the levels of the Market Measure or Market Measures, as the case may be, and the Reference Range or Reference Ranges specified in the applicable term sheet. No interest will accrue on any calendar day or Market Measure Business Day, as the case may be, on which any applicable Market Measure is not within the applicable Reference Range. As a result, you could receive little or no payment of interest on one or more of the interest payment dates, or even all of the interest payment dates. You may earn little or no return on your investment if any of the applicable Market Measures are outside of the applicable Reference Ranges for most or all of the term of the notes.

We have no control over various matters, including economic, financial, and political events which may affect the level of the applicable Market Measure. You should have a view as to the applicable Market Measure and its levels, and before investing, you must be willing to forgo guaranteed market rates of interest for all or most of the term of the notes.

Your yield may be less than the yield on a conventional debt security of comparable maturity. The yield that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. Payments on the notes may be limited to the principal amount of the notes at maturity. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

If specified in the applicable term sheet, your return, if any, is limited by the maximum interest rate. If the applicable term sheet specifies that the interest payable on the notes for one or more interest periods is subject to a maximum rate of interest, in no event will the interest rate applicable to those interest periods be greater than the maximum rate of interest. This will be the case even if the level of the Market Measure is within the Reference Range on each relevant day during those periods.

If specified in the applicable term sheet, the notes will be subject to our early redemption. If specified in the applicable term sheet, we may redeem the notes prior to their maturity date. If you purchase notes that are redeemable prior to maturity, you must be willing to have your notes redeemed as early as the first Early Redemption Date specified in the applicable term sheet. We are generally more likely to redeem the notes during periods when we expect that interest will accrue on the notes at a rate that is greater than that which we would pay on our traditional interest bearing deposits or debt securities having a maturity equal to the remaining term of the notes. In contrast, we are generally less likely to redeem the notes during periods when we expect interest to accrue on the notes at a rate that is less than that which we would pay on those instruments. In general, the more we expect that the applicable Market Measure will be within the applicable Reference Range, the more likely it will be that we will redeem the notes.

If we redeem the notes prior to the maturity date, unless otherwise specified in the applicable term sheet, you will receive for each unit of your notes a cash payment equal to the principal amount, plus any accrued and unpaid interest to, but excluding, the Early Redemption Date, and you will not receive any future interest payments. In the case of an early redemption, you will not benefit from the fact that the Market Measure is within the Reference Range after the Early Redemption Date. You may be unable to reinvest your proceeds from the redemption in an investment with a return that is as high as the return on the notes would have been if they had not been redeemed.

For additional information, see “Description of the Notes—Early Redemption at Our Option” below.

Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of each interest payment and the repayment of principal at maturity is dependent upon our ability to repay our obligations on the applicable payment dates. This will be the case even if the value of any applicable Market Measure is within the applicable Reference Range on one or more relevant days after the pricing date. No assurance can be given as to what our financial condition will be on any payment date. If we default upon our financial obligations, you may not receive the amounts payable under the terms of the notes.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated negative changes in our credit ratings prior to the maturity date may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the level of each applicable Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of their businesses, our affiliates may have expressed views on expected movements in a Market Measure or the components of a Market Measure, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from those of our affiliates. You are encouraged to derive information concerning a Market Measure or its components from multiple sources, and you should not rely on the views expressed by our affiliates.

If the level of a Market Measure is not within the applicable Reference Range on the Observation Cut-Off Date, no interest will accrue on the notes on each relevant day from the Observation Cut-Off Date through the end of the applicable interest period, even if the level of the Market Measure is within the applicable Reference Range on one or more of those days. If the applicable term sheet specifies an Observation Cut-Off Date for one or more interest periods, the level of the Market Measure for each relevant day in the applicable interest period on and after the applicable Observation Cut-Off Date will be deemed to be its level as of the Observation Date. As a result, if the level of the Market Measure is outside the applicable Reference Range on the Observation Cut-Off Date, the notes will not accrue any interest on each day from the Observation Cut-Off Date until the end of the applicable interest period. This will be the case even if the level of the Market Measure is within the Reference Range on one or more of those days.

In seeking to provide you with what we believe to be commercially reasonable terms for the notes while providing MLPF&S or any other selling agents with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes. In determining the economic terms of the notes, and consequently the potential return on the notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging, and offering the notes. In structuring the economic terms of the notes, we seek to provide you with what we believe to be commercially reasonable terms and to provide MLPF&S or any other applicable selling agent with compensation for its services in developing the securities. The price, if any, at which you could sell the notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the notes, namely the selling agent commissions or underwriting discount paid in respect of the notes and other costs associated with the notes, and compensation for developing and hedging the notes. The quoted price of any of our affiliates for the notes, or the listed price in the case of listed notes, could be higher or lower than their Original Offering Price.

Assuming there is no change in the value of the applicable Market Measure or Market Measures, as the case may be, and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your notes in a secondary market transaction is expected to be lower than the Original Offering Price. This is due to, among other things, the fact that the Original Offering Price includes, and secondary market prices are likely to exclude, the selling agent commissions or underwriting discount paid with respect to, and the development and hedging costs associated with, the notes.

We cannot assure you that a trading market for the notes will ever develop or be maintained. Unless otherwise set forth in the applicable term sheet, we will not list the notes on any securities exchange. Even if an application were made to list the notes, we cannot assure you that the application will be approved or that the notes will be listed and, if listed, that they will remain listed for the entire term of the notes. We cannot predict how the notes will trade in the secondary market, or whether that market will be liquid or illiquid. You should be aware that the listing of the notes on any securities exchange will not necessarily ensure that a trading market will develop for the notes, and if a trading market does develop, that there will be liquidity in the trading market.

The development of a trading market for the notes will depend on our financial performance and other factors, including changes in the levels of the Market Measure or Market Measures, as the case may be. The number of potential buyers of the notes in any secondary market may be limited. We anticipate that one or more of the selling agents will act as a market-maker for the notes that it offers, but none of them is required to do so. Any such selling agent may discontinue its market-making activities as to any series of the notes at any time. To the extent that a selling agent engages in any market-making activities, it may bid for or offer any series of the notes. Any price at which the selling agent may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which those notes might otherwise trade in the market.

In addition, if at any time the applicable selling agent were to cease acting as a market-maker as to any series of the notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which those notes could be sold likely would be lower than if an active market existed.

If your notes are Dual Range Accrual Notes, changes in the level of one of the Market Measures may not correlate with changes in the level of the other Market Measure. Your notes may be Dual Range Accrual Notes. In such a case, a change in the level of one of the Market Measures may not correlate with a change in the level of the other Market Measure. Even if one Market Measure is within the applicable Reference Range for some or all of the term of the notes, the other Market Measure may not be, which would reduce the rate of interest payable on the notes.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for the notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.

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Level of the Market Measure. Because the interest payments on the notes depend on the number of relevant days on which the level of the applicable Market Measure is within the applicable Reference Range, we anticipate that the market value of the notes at any time will depend substantially on the level of the Market Measure, and expectations of whether the levels of the Market Measure will be within the Reference Range in the future, if at all. The level of the Market Measure will be influenced by complex and interrelated political, economic, financial, and other factors that affect the capital markets generally, the markets on which the securities or other assets of a Market Measure that is an Index are traded, and the market segments of which those assets are a part. Even if the levels of the Market Measure or Market Measures, as the case may be, are within the applicable Reference Range or Reference Ranges after the applicable pricing date, if you are able to sell your notes before their maturity date, you may receive substantially less than the Original Offering Price because of the anticipation that the levels of the Market Measure or Market Measures, as the case may be, will continue to fluctuate during the term of the notes. If you sell your notes when the annual interest payable on the notes is less than, or expected to be less than, market interest rates (as compared to traditional interest-bearing debt securities), you may receive less than the principal amount that would be payable at maturity.

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Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Market Measure or Market Measures during the term of the notes may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the notes. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of the notes.

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Interest Rates. We expect that changes in interest rates will affect the market value of the notes. In general, if the Market Measure for your notes is a Reference Rate, if that Reference Rate increases significantly towards or beyond the upper end of the Reference Range or decreases significantly towards or beyond the lower end of the Reference Range, we expect that the market value of the notes will decrease (for example, if the applicable Reference Range is 0% to 2% and the interest rate increases to a rate that is significantly close to or higher than 2%, the market value of the notes will decrease; conversely, if the applicable Reference Range is 5% to 10% and the Reference Rate

decreases to a rate that is significantly close to or lower than 5%, the market value of the notes will decrease). Additionally, in general, if U.S. interest rates increase, we expect that the market value of the notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the notes will increase. The level of prevailing interest rates also may affect the U.S. economy and any applicable market outside of the U.S., and, in turn, the level of the Reference Rate. If the Market Measure is, or if any components of any Market Measure are, traded in currencies other than the U.S. dollar, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the level of the related Market Measure or component, and, thus, the market value of the notes may be adversely affected.

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Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect the financial markets generally, may affect the level of the Market Measure and the value of the notes. If a Market Measure includes one or more Indices that have returns that are calculated based upon currencies other than the U.S. dollar or prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of the notes may also be affected by similar events in those markets.

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Dividend Yields. In general for Indices, if dividend yields on the securities included in the Market Measure increase, we anticipate that the level of the Index will decrease; conversely, if those dividend yields decrease, we anticipate that the level of the Index will increase. Accordingly, depending upon the applicable Reference Range for a Market Measure that is an Index, the market value of the notes may decrease.

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Exchange Rate Movements and Volatility. Foreign currency exchange rates represent the number of units of one currency (the “underlying currency”) for which one unit of another currency can be exchanged (the “base currency”). An exchange rate increases when the value of an underlying currency decreases relative to the applicable base currency, and decreases when the value of the underlying currency increases relative to that base currency. If a Market Measure of your notes is a non-U.S. Market Measure, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the value of the notes, and the amount of interest payable on the notes may depend in part on the relevant exchange rates.

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Relationship between Exchange Rates and Market Measures. The correlation between the relevant currency exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in the exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure. If a Market Measure of your notes is a non-U.S. Market Measure, changes in these correlations may have a negative impact on the value of the notes.

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Time to Maturity. We anticipate that the notes may have a market value that may be different from that which would be expected based on the levels of market interest rates and the then current levels of the applicable Market Measure or Market Measures. This difference will reflect a time premium or discount due to expectations concerning the levels of the Market Measure or Market Measures during the period before the maturity date.

Purchases and sales by us and our affiliates may affect your return. We and our affiliates may from time to time buy or sell the Market Measures, components of Market Measures, or futures or options contracts on Market Measures or components of the Market Measures for our own accounts for business reasons. We also expect to enter into these transactions in connection with hedging our obligations under the notes. These transactions could affect the value of these components and, in turn, the level of a Market Measure in a manner that could be adverse to your investment in the notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the applicable pricing date may temporarily increase or decrease the level of a Market Measure or components of a Market Measure. Consequently, the levels of that Market Measure or components of that Market Measure may change subsequent to the pricing date of an issue of the notes, affecting the level of the Market Measure and therefore the market value of the notes.

Our trading and hedging activities may create conflicts of interest with you. We or one or more of our affiliates, including MLPF&S, may engage in trading activities related to a Market Measure and the securities or other assets represented by a Market Measure that are not for your account or on your behalf. We and our affiliates from time to time may enter into transactions relating to a Market Measure or the securities or other assets represented by a Market Measure or related futures or options contracts for our own accounts, for business reasons, or in connection with hedging our obligations under the notes. We also may issue, or our affiliates may underwrite, other financial instruments with returns based upon a Market Measure. These trading and underwriting activities could affect the Market Measure or Market Measures in a manner that would be adverse to your investment in the notes.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due under the notes. We may seek competitive terms in entering into the hedging arrangements for the notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

We or our affiliates may enter into these transactions on or prior to each pricing date, in order to hedge some or all of our anticipated obligations under the notes. This hedging activity could increase or decrease the level of a Market Measure on the applicable pricing date.

In addition, from time to time during the term of each series of the notes and in connection with the determination of each applicable interest payment amount, we or our affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We or our affiliates also may enter into hedging transactions relating to other notes or instruments that we issue, some of which may have returns calculated in a manner related to that of a particular series of the notes. We or our affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of the notes increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading and hedging activities may present a conflict of interest between your interest in the notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management. These trading activities, if they influence any Market Measure or secondary trading in the notes, could be adverse to your interests as a beneficial owner of the notes.

Our hedging activities may affect your return on the notes and their market value. We, or one or more of our affiliates, including MLPF&S, may engage in hedging activities that may affect the level of any Market Measure. Accordingly, our hedging activities may increase or decrease the market value of the notes during the term of the notes, and the applicable interest payment amounts. In addition, we or one or more of our affiliates, including MLPF&S, may purchase or otherwise acquire a long or short position in the notes. We or any of our affiliates, including MLPF&S, may hold or resell the notes. Although we have no reason to believe that any of those activities will have a material impact on the level of any Market Measure, we cannot assure you that these activities will not affect the level of any Market Measure and the market value of the notes or the amount of any interest payment.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the notes and, as such, will determine the levels of the applicable Market Measures and the amount of interest to be paid on the notes. Under some circumstances, these duties could result in a conflict of interest between our affiliate’s status as our affiliate and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a “Market Disruption Event” has occurred, in connection with judgments that it would be required to make if the publication of an Index that is a Market Measure is discontinued, or if any Market Measure becomes unavailable. See the sections entitled “Description of the Notes—Market Disruption Events Relating to an Index” and “Description of the Notes—Discontinuance of an Index.”

The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we expect to control the calculation agent, potential conflicts of interest could arise.

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. We intend to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under the section entitled “U.S. Federal Income Tax Summary.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of income or loss with respect to the notes may differ. No ruling will be requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

Risks Relating to Market Measures that Are Indices

The publisher of an Index (each, an “Index Sponsor”) may adjust that Index in a way that affects its level, and the Index Sponsor has no obligation to consider your interests. The Index Sponsors can add, delete, or substitute the components included in an Index or make other methodological changes that could change the value of that Index. The changing of companies or other components included in an Index may affect that Index, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, an Index Sponsor may alter, discontinue, or suspend calculation or dissemination of the applicable Index. Any of these actions could adversely affect the value of the notes. The Index Sponsors will have no obligation to consider your interests in calculating or revising any Index.

If a Market Measure to which your notes are linked is an Index, you will have no rights as a holder, you will have no rights to receive any of the securities represented by the Market Measure, and you will not be entitled to dividends or other distributions by the issuers of these securities. The notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the notes will not make you a holder of any of the securities represented by the Market Measure. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities. As a result, the return on your notes may not reflect the return you would realize if you actually owned those securities and received the dividends paid or other distributions made in connection with them.

Additionally, the values of certain Indices reflect only the prices of the common stocks included in the Market Measure and do not take into consideration the value of dividends paid on those stocks. Your notes will be paid in cash and you have no right to receive delivery of any of these securities.

If an Index to which your notes are linked includes stocks traded on foreign exchanges, your return may be affected by factors affecting international securities markets. The value of Indices that include stocks traded on foreign exchanges is computed by reference to the sales prices of such stocks as reported by the exchange on which such stocks are listed or admitted to trade. Therefore, the return on your notes will be affected by factors affecting the value of securities in the relevant non-U.S. markets. The relevant foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. Additionally, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. Moreover, the relevant foreign economies may differ favorably or unfavorably from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

Unless otherwise set forth in the applicable term sheet, we do not control any company included in any Index and are not responsible for any disclosure made by any other company. We currently, or in the future, may engage in business with companies represented by an Index. However, neither we nor any of our affiliates, including the selling agents, have the ability to control the actions of any of these companies or assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by that Index. In addition, unless otherwise set forth in the applicable term sheet, neither we nor any of our affiliates are responsible for the calculation of any Index. You should make your own investigation into the applicable Index and the companies represented by the applicable constituent securities.

Unless otherwise set forth in the applicable term sheet, none of the Index Sponsors, their affiliates, nor any company included in the applicable Index will be involved in any offering of the notes or will have any obligation of any sort with respect to the notes. As a result, none of those companies will have any obligation to take your interests as holders of the notes into consideration for any reason, including taking any corporate actions that might affect the value of the securities represented by the Index or the value of the notes.

Our business activities relating to the companies represented by an Index may create conflicts of interest with you. We and our affiliates, including the selling agents, at the time of any offering of the notes or in the future, may engage in business with the companies represented by an Index, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors. In connection with these activities, we or our affiliates may receive information about those companies that we will not divulge to you or other third parties. One or more of our affiliates have published, and in the future may publish, research reports on one or more of these companies. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your notes. Any of these activities may affect the market value of your notes. None of us, or any of our affiliates, makes any representation to any purchasers of the notes regarding any matters whatsoever relating to the issuers of the stocks included in an Index. Any prospective purchaser of the notes should undertake an independent investigation of the companies included in an Index as in its judgment is appropriate to make an informed decision regarding an investment in the notes. The composition of those companies does not reflect any investment recommendations from us or our affiliates.

Risks Relating to Exchange Rate-Based Market Measures

The amount of interest payable on the notes will depend on the applicable exchange rates, which are affected by many complex factors outside of our control. The level of any currency exchange rate may be affected by complex political and economic factors. Each exchange rate is at any moment a result of the supply and demand for the applicable base currency relative to its applicable underlying currency, and changes in an exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the originating country of each underlying currency or base currency, including economic, financial, regulatory, social, and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments, and the extent of governmental surpluses or deficits in those countries, all of which are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments in those countries and other countries important to international trade and finance.

Certain relevant information relating to the countries that have issued one or more of the relevant currencies may not be as well known or as rapidly or thoroughly reported in the U.S. as is comparable information relating to the U.S. economy. You should be aware of the possible lack of availability of important information that can affect the value of the applicable currencies, particularly relative to the U.S. dollar, and you may need to make special efforts to obtain that information on a timely basis.

The exchange rate or exchange rates to which your notes are linked could be affected by the actions of the applicable governments. Foreign exchange rates either can be fixed by sovereign governments or they may be floating. Exchange rates of most economically developed nations and many developing nations are permitted to fluctuate in value relative to other currencies. However, governments sometimes do not allow their currencies to float freely in response to economic forces. The applicable governments may use a variety of techniques, such as intervention by their central bank or the imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter an exchange rate or relative exchange characteristics by devaluating or revaluating that currency. As a result, a special risk in purchasing the notes is that their liquidity and market value, and the amount of interest payable on them, could be affected by the actions of those governments, which could change or interfere with otherwise freely determined currency valuation, fluctuations in response to other market forces, and the movement of such currencies across borders. Unless otherwise set forth in the applicable term sheet, there will be no adjustment or change in the terms of your notes in the event that an exchange rate should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting any relevant currency (except as set forth in the section entitled “Description of the Notes—Successor Currencies” below).

Even though currencies trade around-the-clock, the notes will not trade around-the-clock and the prevailing market prices for the notes may not reflect the underlying exchange rates. The interbank market in foreign currencies is a global, around-the-clock market, which will not be the case for the notes. The hours of trading for your notes will not conform to the hours during which any applicable currency is traded. Significant price and rate movements may take place in the applicable foreign exchange markets that will not be reflected immediately in the market price of your notes. The possibility of these movements should be taken into account in relating the value of your notes to movements occurring in the applicable foreign exchange markets.

There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information. However, this information will not necessarily be reflected in the value of the applicable exchange rates used to determine the amount of interest payable on the notes. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for you to obtain timely, accurate data about the state of the applicable foreign exchange markets.

Suspensions or disruptions of market trading in the applicable currencies may adversely affect the value of the notes. The currency markets are subject to temporary distortions and other disruptions due to a variety of factors. These factors include government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. Any of these factors could impact the value of the applicable currencies and, therefore, adversely affect the value of the notes.

If a Market Measure for your notes is a basket (a “Basket”) of exchange rates, changes in one or more exchange rates in the Basket may be offset by changes in one or more other exchange rates in the Basket. If a Market Measure to which your notes are linked consists of a Basket, a change in one or more of the applicable exchange rates may not correlate with changes in one or more of the other applicable exchange rates. At a time when the value of one or more of the relevant currencies changes, the value of the other currencies may not change as much, or may even change in the opposite direction. Therefore, in calculating the amount of interest due on the notes in any interest period, changes in the values of one or more of the relevant currencies may be moderated, or wholly offset, by lesser changes or changes in the opposite direction, in the values of the other relevant currencies. If the weightings of the applicable exchange rates are not equal, changes in the exchange rates which are more heavily weighted could have a disproportionately adverse impact upon the notes.

Other Risk Factors Relating to the Applicable Market Measure or Market Measures

The applicable term sheet or may set forth additional risk factors as to the Market Measure or Market Measures that you should review prior to purchasing the notes.

USE OF PROCEEDS

We will use the net proceeds we receive from each sale of the notes for the purposes described in the accompanying prospectus under “Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the notes.

DESCRIPTION OF THE NOTES

General

Each series of notes will be part of a series of medium-term notes entitled “Medium-Term Notes, Series L” that will be issued under the Senior Indenture, as amended and supplemented from time to time. The Senior Indenture is described more fully in the prospectus and prospectus supplement. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with this product supplement and the applicable term sheet.

The aggregate principal amount of each series of notes will be set forth in the applicable term sheet. The notes will mature on the date set forth in the applicable term sheet. If set forth in the applicable term sheet, we may redeem the notes before maturity.

Prior to the applicable maturity date, the notes are not repayable at the option of any holder. The notes are not subject to any sinking fund.

We will issue the notes in the denominations of whole units, each with a specified Original Offering Price. The CUSIP number for each series of notes will be set forth in the applicable term sheet. You may transfer notes only in whole units.

Interest

Interest on the notes may be payable annually, semi-annually, quarterly, monthly, or at such other intervals as shall be set forth in the applicable term sheet.

If any interest payment date, including the maturity date (or Early Redemption Date) of the notes, falls on a day that is not a business day, no adjustment will be made to the length of the corresponding interest period; we will make the required payment on the next business day and no additional interest will accrue in respect of the payment made on the next business day.

Unless otherwise specified in the applicable term sheet, a “business day” means any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

Unless otherwise set forth in the applicable term sheet, interest will be calculated on the basis of a 360 day year of twelve 30-day months. For as long as the notes are held in book-entry only form, the record date for each payment of interest will be the business day prior to the payment date. If the notes are issued at any time in a form that is other than book-entry only, the regular record date for an interest payment date will be the last day of the calendar month preceding the interest payment date.

Range Accrual Notes. Unless otherwise set forth in the applicable term sheet, for each interest period, interest on the notes will accrue at the applicable rate of interest specified in the applicable term sheet times a fraction, the numerator of which is the total number of calendar days or Market Measure Business Days, as the case may be, in the applicable interest period on which the level Market Measure is within the Reference Range, and the denominator of which is the total number of relevant days in the applicable interest period.

Unless otherwise set forth in the applicable term sheet, for each interest period, interest on the notes will at a rate equal to:

Interest rate =	R x	N
D

Where:

“R” is the rate of interest specified in the applicable term sheet for that interest period. Unless otherwise set forth in the applicable term sheet, “R” will be a fixed or floating rate of interest.

“N” is the total number of calendar days or Market Measure Business Days in the applicable interest period on which the Market Measure is within the Reference Range. “N” will increase, and interest will accrue on the notes, on each applicable day that the Market Measure is within the Reference Range. However, “N” will not increase, and interest will not accrue, with respect to any such day on which the Market Measure is not within the Reference Range.

“D” is the total number of calendar days or Market Measure Business Days (as applicable) in the applicable interest period.

The Reference Range will be specified in the applicable term sheet. As specified in the applicable term sheet, there may be different Reference Ranges and/or interest rates for different interest periods during the term of the notes.

Unless otherwise set forth in the applicable term sheet, each interest period (other than the first interest period) will commence on, and will include, an interest payment date, and will extend to, but will exclude, the next succeeding interest payment date or the maturity date (or any applicable Early Redemption Date), as applicable. The first interest period will commence on, and will include, the original date of issuance of the notes, and will extend to, but will exclude, the first interest payment date.

The level of the Market Measure on any day that is not a Market Measure Business Day will be equal to the level of the Market Measure on the immediately preceding or following Market Measure Business Day, as specified in the applicable term sheet. If applicable, the term sheet will set forth an “Observation Cut-Off Date” for one or more interest periods. If the applicable term sheet specifies an Observation Cut-Off Date, the level of the Market Measure for each relevant day in the applicable interest period on and after that date will be deemed to be its level as of the Observation Cut-Off Date.

If so specified in the applicable term sheet, the notes may also pay interest at a fixed or floating rate for one or more interest periods, without regard to any Reference Range. In addition, if so specified in the applicable term sheet, the rate of interest payable on the notes:

•	may be calculated by reference to a “Spread” or a “Spread Multiplier”; and/or

•	may be subject to a minimum and/or maximum interest rate.

The meaning of the term “Market Measure Business Day” will depend on the relevant Market Measure, and will be set forth in the applicable term sheet. If the Market Measure is an Index, we may refer to a Market Measure Business Day as an “Index Business Day” in the applicable term sheet.

Dual Range Accrual Notes. Unless otherwise set forth in the applicable term sheet, the amount of interest on the notes will depend on the number of relevant days during the applicable interest period on which each Market Measure is within its respective Reference Range. If either Market Measure is not within its respective Reference Range on a relevant day during the applicable interest period, interest will not accrue on that day.

Out of Range Coupon. If so specified in the applicable term sheet, the notes may pay a specified “Out of Range Coupon” for each of the relevant days that the Market Measure is (or one or both of the Market Measures for Dual Range Accrual Notes are) not within the applicable Reference Range. The applicable term sheet for such notes will describe in more detail the manner in which interest on these notes will be calculated.

Determining the Level of a Market Measure

For any Market Measure Business Day on which the level of a Market Measure must be determined, unless otherwise set forth in the applicable term sheet:

•	the level of a Reference Rate will be determined by the calculation agent by reference to the screen page or other method set forth in the applicable term sheet;

•	the level of an Index will be its closing level; and

•

the value of a foreign currency exchange rate (or a Basket) will be determined by the calculation agent by reference to the Reuters page, Bloomberg page, or other method set forth in the applicable term sheet.

Payment at Maturity

Unless otherwise set forth in the applicable term sheet, you will receive your principal amount and any accrued and unpaid interest on the notes, subject to our credit risk. See “Risk Factors—Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.” However, if you sell the notes prior to maturity, you may find that the market value of the notes may be less than the Original Offering Price.

Early Redemption at Our Option

If so specified in the applicable term sheet, we may redeem the notes in whole or in part prior to maturity on any specified “Early Redemption Date.” Unless otherwise set forth in the applicable term sheet, upon an early redemption, you will receive for each units of your notes a cash payment equal to the principal amount of your notes, plus any accrued and unpaid interest to, but excluding, the Early Redemption Date. You will not receive any interest payments after the Early Redemption Date.

Unless we specify otherwise in the applicable term sheet, we may exercise our right to redeem the notes by giving notice to the trustee at least five business days but not more than 60 calendar days before the applicable Early Redemption Date. The notice will take the form of a certificate specifying:

•	the Early Redemption Date;

•	the redemption price (which, unless otherwise set forth in the applicable term sheet, will be the principal amount of your notes, plus accrued and unpaid interest);

•	the CUSIP number of the notes to be redeemed;

•	the amount of notes to be redeemed, if less than all of a series of notes is to be redeemed;

•	the place of payment for the notes to be redeemed; and

•	that on and after the Early Redemption Date, interest will cease to accrue on the notes to be redeemed.

For so long as DTC is the record holder of the applicable notes to be redeemed, the trustee will deliver any notice of our election to exercise our redemption right only to that depository.

Unavailability of a Reference Rate

LIBOR. If, on any Market Measure Business Day, a LIBOR Market Measure is not quoted as set forth in the applicable term sheet, the level of the Market Measure will be determined as set forth in the accompanying prospectus, under the caption “Description of Debt Securities—Floating Rate Notes—LIBOR Notes,” on page 19.

Constant Maturity Swap Rates (“CMS”). If, on any Market Measure Business Day, a CMS Market Measure is not quoted on the applicable Reuters screen page, or any page substituted for that page, then the level of the Market Measure will be determined on the basis of the mid-market semi-annual swap rate quotations provided by three banks chosen by the calculation agent (which may include one of our affiliates) at approximately 11:00 a.m., New York City time, on that date.

For this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on the basis of a 360-day year consisting of twelve 30-day months, of a fixed-for-floating U.S. dollar interest rate swap transaction with a maturity date equal to the applicable term, in a representative amount quoted by an acknowledged dealer of good credit in the swap market, and the floating leg, calculated on the actual number of days in a 360-day year, is equivalent to USD-LIBOR-BBA, as quoted on the Reuters Screen LIBOR01 Page at 11:00 a.m., New York City time, with a designated maturity of three months. The calculation agent will request the principal New York City office of each of the three banks chosen by it to provide a quotation of its rate. If at least three quotations are provided, the rate for the relevant Market Measure Business Day will be the arithmetic mean of the quotations. If two quotations are provided, the rate for the relevant Market Measure Business Day will be the arithmetic mean of the two quotations. If only one quotation is provided, the rate for the relevant Market Measure Business Day will equal that one quotation. If no quotations are available, then the level of the Market Measure will be the rate the calculation agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 11:00 a.m., New York City time, on the relevant Market Measure Business Day.

Constant Maturity Treasury Rate (“CMT”). If on any Market Measure Business Day, a CMT Market Measure is unavailable because the Federal Reserve System Board of Governors or the U.S. Department of the Treasury does not publish a yield on U.S. Treasury securities at “constant maturity” for the applicable period, the calculation agent will determine the rate for the applicable Market Measure Business Day, which will be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on the Market Measure Business Day, of three leading primary U.S. government securities dealers in New York City selected by the calculation agent (from five such dealers (which may include one of our affiliates) and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)) for the U.S. Treasury securities with an original maturity equal to that of the applicable term, and in an amount that is representative of a single transaction in that market at that time (a “representative amount”). If fewer than five but more than two such prices are provided as requested, the rate for the applicable Market Measure Business Day will be based on the arithmetic mean of the bid prices obtained, and neither the highest nor the lowest of such quotation will be eliminated. If fewer than three prices are provided as requested, the calculation agent will calculate the rate for that Market Measure Business Day, which will be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on the Market Measure Business Day of three leading primary U.S. government securities dealers in New York City selected by the calculation agent (from five such dealers (which may include one of our affiliates) and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)) for U.S. Treasury securities with an original maturity closest to the applicable term and in a representative amount. If fewer than five but more than two such prices are provided, the rate for that Market Measure Business Day will be based on the arithmetic mean of the bid prices obtained, and neither the highest nor the lowest of such quotations will be eliminated. If two U.S. Treasury securities with an original maturity greater than the applicable term of the notes have remaining terms to maturity equally close to the applicable term of the notes, the quotes for the Treasury security with the shorter original term to maturity will be used.

Market Disruption Events Relating to an Index

If a Market Disruption Event occurs or is continuing with respect to any applicable Index on a Market Measure Business Day, the closing level of the Index for that day will be the closing level of the Index on the immediately preceding or immediately following Market Measure Business Day on which no Market Disruption Event occurred or occurs, as specified in the applicable term sheet.

Unless otherwise specified in the applicable term sheet, as to any Market Measure that is an Index, a “Market Disruption Event” means any of the following events, as determined by the calculation agent in its sole discretion:

(1)	the suspension of or material limitation of trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of the Index trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Index or any successor index (as defined below); or

(2)	the suspension of or material limitation of trading, in each case, for more than two hours of trading, or during the one-half hour preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Index as determined by the calculation agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Index, or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(i)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(ii)	a decision to permanently discontinue trading in the components of an Index or the relevant futures or options contracts relating to the Index, or any successor index, will not constitute a Market Disruption Event;

(iii)	a suspension in trading in a futures or options contract on the Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the Index;

(iv)	subject to paragraph (iii) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(v)	for the purpose of clause (1) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope, as determined by the calculation agent, will be considered “material.”

Adjustments to an Index

If at any time after the applicable pricing date, the applicable Index Sponsor makes a material change in the formula for or the method of calculating an Index, or in any other way materially modifies the Index so that the Index does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the level of the Index is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of the level of the Index as if those changes or modifications had not been made, and calculate the level with reference to the Index, as so adjusted. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified.

Discontinuance of an Index

If an Index Sponsor discontinues publication of the applicable Index, and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor index”), then, upon the calculation agent’s notification of that determination to the trustee and to us, the calculation agent will substitute the successor index as calculated by the Index Sponsor or any other entity in order to calculate the applicable level of the Index. Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice of the selection to be promptly furnished to the trustee, to us, and to the holders of the notes.

In the event that the Index Sponsor discontinues publication of the Index and:

•	the calculation agent does not select a successor index; or

•	the successor index is not published on any relevant Market Measure Business Day,

the calculation agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. If a successor index is selected or the calculation agent calculates a level as a substitute for the Index as described below, the successor index or level will be used as a substitute for the Index for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

If the Index Sponsor discontinues publication of the Index and the calculation agent determines that no successor index is available at that time, then on each day until a determination by the calculation agent that a successor index is available, the calculation agent will determine the level of the Index as described in the preceding paragraph as if each relevant day were a Market Measure Business Day. The calculation agent will make available to holders of the notes information as to each such level; such information may be disseminated by means of Bloomberg, Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the notes.

Successor Currencies

If a base currency applicable to your notes is replaced by a successor monetary unit (the “New Currency”) as the legal tender of the base currency’s country or jurisdiction, the calculation agent will, when determining the applicable exchange rate, use the exchange rate of the applicable underlying currency relative to the New Currency on the applicable Market Measure Business Day, multiplied by a fraction, the numerator of which will be “1” and the denominator of which will be the number of units of the applicable base currency represented by one unit of the New Currency. Conversely, in the event an underlying currency applicable to your notes is replaced by a New Currency, the calculation agent will, when determining the applicable exchange rate by using the exchange rate of the New Currency relative to the applicable base currency on the applicable Market Measure Business Day, multiplied by the number of units of the applicable underlying currency represented by one unit of the New Currency. Unless otherwise set forth in the applicable term sheet, no other changes will be made to the terms of your notes as a result of such replacement.

As an example of the calculation described above, if a base currency is replaced by a New Currency, and one unit of the New Currency has a value equal to 1,000 units of that base currency, the applicable exchange rate would be calculated by using the applicable exchange rate of the applicable underlying currency (relative to the New Currency) multiplied by 1/1,000. Alternatively, if an underlying currency is replaced by a New Currency, and one unit of the New Currency has a value equal to 1,000 units of that underlying currency, the applicable exchange rate would be calculated by using the applicable exchange rate of the New Currency (relative to the applicable base currency) multiplied by 1,000.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this product supplement, including determinations regarding the levels of the Market Measures, the amount of each interest payment, any Market Disruption Events, adjustments to any Market Measure, discontinuance of any Market Measure, unavailability of any Market Measure, any successor market measures, business days, and Market Measure Business Days. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

We expect to appoint MLPF&S or one of our other affiliates as the calculation agent for each series of the notes. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through DTC against payment by purchasers of the notes in immediately available funds. We will make payments of the principal amount and each interest payment in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Acceleration

Unless otherwise set forth in the applicable term sheet, if an event of default, as defined in the Senior Indenture, occurs and is continuing, holders of the notes may accelerate the maturity of the notes, as described under “Description of Debt Securities—Events of Default and Rights of Acceleration” in the accompanying prospectus. Upon an event of default, you will be entitled to receive only your principal amount, and accrued and unpaid interest, if any, through the acceleration date, determined as calculated above under “—Interest.”

In case of a default in payment of the notes, whether at their maturity or upon acceleration, they will not bear a default interest rate.

Listing

If provided for in the applicable term sheet, we may apply to have your notes listed on a securities exchange or quotation system. If approval of such an application is granted, your notes will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that your notes will be listed or will remain listed for the entire term of your notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

One or more of our affiliates, including MLPF&S, may act as our selling agent for any offering of the notes. The selling agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each selling agent will be a party to the Distribution Agreement described in the “Supplemental Plan of Distribution” on page S-12 of the accompanying prospectus supplement.

Each selling agent will receive an underwriting discount or commission that is a percentage of the aggregate Original Offering Price of the notes sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable selling agent in order to purchase the notes.

No selling agent is acting as your fiduciary or advisor, and you should not rely upon any communication from it in connection with the notes as investment advice or a recommendation to purchase any of the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

MLPF&S and any of our other affiliates and subsidiaries may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in a market-making transaction for any notes after their initial sale.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes is based upon the advice of Morrison & Foerster LLP, our tax counsel. The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Code, regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as partnerships, subchapter S corporations, or other pass-through entities, banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, persons holding the notes as part of an integrated investment, including a “straddle,” “hedge,” “constructive sale,” or “conversion transaction,” persons (other than Non-U.S. Holders, as defined below) whose functional currency for tax purposes is not the U.S. dollar, persons holding the notes in a tax-deferred or tax-advantaged account, and persons subject to the alternative minimum tax provisions of the Code. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

This summary is directed solely to holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment. This summary assumes that the issue price of the notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof. The following summary applies to notes that have a term of more than one year. The U.S. federal income tax treatment of notes with a term of one year or less will be set forth in the applicable term sheet. In addition, if a note has terms that would result in a U.S. federal income tax treatment that is different from the treatment described below, the U.S. federal income tax treatment will be set forth in the applicable term sheet.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

As used in this product supplement, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding paragraph, to the extent provided in Treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to that date, that elect to continue to be treated as United States persons also are U.S. Holders. As used in this product supplement, the term “Non-U.S. Holder” means a holder that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds a note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership and, accordingly, this summary does not apply to partnerships. A partner of a partnership holding a note should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership, and disposition by the partnership of a note.

Tax Characterization of the Notes

Although, there are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the notes or other instruments with terms substantially the same as the notes, we intend, unless otherwise specified in the applicable term sheet, to treat the notes as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the notes. You should be aware, however, that the IRS is not bound by our characterization of the notes as indebtedness and the IRS could possibly take a different position as to the proper characterization of the notes for U.S. federal income tax purposes. If the notes are not in fact treated as debt instruments for U.S. federal income tax purposes, then the U.S. federal income tax treatment of the purchase, ownership, and disposition of the notes could differ materially from the treatment discussed below with the result that the timing and character of income, gain, or loss recognized in respect of the notes could differ materially from the timing and character of income, gain, or loss recognized in respect of the notes had the notes in fact been treated as debt instruments for U.S. federal income tax purposes.

U.S. Holders—Income Tax Considerations

Depending on the terms of the notes, we intend to treat the notes either as “variable rate debt instruments” or “contingent payment debt instruments” for U.S. federal income tax purposes.

Variable Rate Debt Instruments

Interest. If the notes are properly characterized as variable rate debt instruments, interest on a note generally will be included in income of a U.S. Holder as ordinary income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. For accrual method U.S. Holders, the accrual is generally determined by constructing a fixed rate debt instrument assuming that the variable rate is a fixed rate equal to a fixed rate that reflects the yield that is reasonably expected for the note and making appropriate adjustments for interest allocable to an accrual period when interest is actually paid.

Sale, Exchange, or Redemption. Upon the sale, exchange, or redemption of a note that is properly characterized as a variable rate debt instrument, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or redemption (except to the extent attributable to accrued but unpaid interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the cost of the note to such U.S. Holder. Gain or loss realized on the sale, exchange, or redemption of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. The deductibility of capital losses is subject to limitations.

Contingent Payment Debt Instruments

Interest and Original Issue Discount. If the notes are properly characterized as contingent payment debt instruments for U.S. federal income tax purposes, such notes generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” and a “projected payment schedule,” both as described below, established by us for determining interest accruals and adjustments with respect to a note. A U.S. Holder which does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a note must timely disclose and justify the use of other estimates to the IRS.

A “comparable yield” with respect to a note generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the note (taking into account for this purpose the level of subordination, term, timing of payments, and general market conditions, but ignoring any adjustments for liquidity or the riskiness of the contingencies with respect to the note). Notwithstanding the foregoing, a comparable yield must not be less than the applicable U.S. federal rate based on the overall maturity of the note.

A “projected payment schedule” with respect to a note generally is a series of projected payments, the amount and timing of which would produce a yield to maturity on that note equal to the comparable yield. This projected payment schedule will consist of a projection for tax purposes of each non-contingent and contingent payment.

Based on the comparable yield and the projected payment schedule of the notes, a U.S. Holder of a note (regardless of accounting method) generally will be required to accrue as OID the sum of the daily portions of interest on the note for each day in the taxable year on which the holder held the note, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the note, as set forth below. The daily portions of interest for a note are determined by allocating to each day in an accrual period the ratable portion of interest on the note that accrues in the accrual period. The amount of interest on the note that accrues in an accrual period is the product of the comparable yield on the note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the note at the beginning of the accrual period. The adjusted issue price of a note at the beginning of the first accrual period will equal its issue price. The issue price of each note in an issue of notes is the first price at which a substantial amount of those notes has been sold (including any premium paid for those notes and ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). For any subsequent accrual period, the adjusted issue price will be (1) the sum of the issue price of the note and any interest previously accrued on the note by a holder (without regard to any positive or negative adjustments, described below) minus (2) the amount of any projected payments on the note for previous accrual periods. A U.S. Holder of a note generally will be required to include in income OID in excess of actual cash payments received for certain taxable years.

A U.S. Holder will be required to recognize interest income equal to the amount of any positive adjustment for a note for the taxable year in which a contingent payment is paid (including a payment of interest at maturity). A positive adjustment is the excess of actual payments in respect of contingent payments over the projected amount of contingent payments. A U.S. Holder also will be required to account for any “negative adjustment” for a taxable year in which a contingent payment is paid. A negative adjustment is the excess of the projected amounts of contingent payments over actual payments in respect of the contingent payments. A net negative adjustment is the amount by which total negative adjustments in a taxable year exceed total positive adjustments in such taxable year. A net negative adjustment (1) will first reduce the amount of interest for the note that a U.S. Holder would otherwise be required to include in income in the taxable year, and (2) to the extent of any excess, will result in an ordinary loss equal to that portion of the excess as does not exceed the excess of (A) the amount of all previous interest inclusions under the note over (B) the total amount of the U.S. Holder’s net negative adjustments treated as ordinary loss on the note in prior taxable years. A net negative adjustment is not subject to the 2% floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any net negative adjustment in excess of the amounts described above in (1) and (2) will be carried forward to offset future interest income on the note or to reduce the amount realized on a sale, exchange, or retirement of the note and, in the case of a payment at maturity, should result in a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

If a contingent payment becomes fixed (within the meaning of applicable Treasury regulations) more than six months before its due date, a positive or negative adjustment, as appropriate, is made to reflect the difference between the present value of the amount that is fixed and the present value of the projected amount. The present value of each amount is determined by discounting the amount from the date the payment is due to the date the payment becomes fixed, using a discount rate equal to the comparable yield. If all contingent payments on the note become fixed, substantially contemporaneously, applicable Treasury regulations provide that, with regard to contingent payments that become fixed on a day that is more than six months before their due date, U.S. Holders should take into account positive or negative adjustments in respect of such contingent payments over the period to which they relate in a reasonable manner. U.S. Holders should consult their tax advisors as to what would be a “reasonable manner” in their particular situation.

Tax Accrual Table. We expect that the term sheet will include a table that sets forth the following information with respect to the principal amount of the notes for each of the applicable accrual periods through the maturity date of the notes:

•	the amount of interest deemed to have accrued during the accrual period; and

•	the total amount of interest deemed to have accrued from the original issue date through the end of the accrual period.

The table will be based upon a projected payment schedule and a comparable yield. The comparable yield will be determined based upon market conditions as of the date of the applicable term sheet. Please note that the comparable yield is likely to change between the date of any preliminary term sheet and the date of the related final term sheet. Therefore, the projected payment schedule included in any preliminary term sheet will be subject to change. We will determine the actual projected payment schedule and the actual comparable yield on the pricing date. Any tax accrual table included in a preliminary term sheet will be revised, and the revised table will be set forth in the final term sheet prepared in connection with the initial sale of the notes.

Sale, Exchange, or Redemption. Upon a sale, exchange, or redemption of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and that holder’s tax basis in the note. A U.S. Holder’s tax basis in a note generally will equal the cost of that note, increased by the amount of OID previously accrued by the holder for that note (without regard to any positive or negative adjustments) and reduced by any projected payments for previous periods on the notes. A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the note. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. In general, if the notes are held for investment purposes, the amount of income or gain realized with respect to a note should not constitute unrelated business taxable income. However, if a note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a note to purchase or carry the note, all or a portion of any income or gain realized with respect to such note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the notes should be aware that whether or not any income or gain realized with respect to a note which is owned by an organization that is generally exempt from U.S. federal income taxation constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the notes that are generally exempt from U.S. federal income taxation should consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the notes.

Non-U.S. Holders—Income Tax Considerations

U.S. Federal Income and Withholding Tax

Under current U.S. federal income tax law and subject to the discussion below concerning backup withholding, principal and interest payments, including any OID, that are received from us or our agent and that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply, generally will not be subject to U.S. federal income or withholding tax except as provided below. Interest, including any OID and any gain realized on the sale, exchange, or redemption of a note, may be subject to a 30% withholding tax (or less under an applicable treaty, if any) if:

•	a Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	a Non-U.S. Holder is a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us (directly or indirectly) through stock ownership;

•	a Non-U.S. Holder is a bank extending credit under a loan agreement in the ordinary course of its trade or business;

•

the payments on the notes are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party (other than payments that are based on the value of a security or index of securities that are, and will continue to be, actively traded within the meaning of Section 1092(d) of the Code, and that are not nor will be a “United States real property interest” as described in Section 897(c)(1) or 897(g) of the Code); or

•	the Non-U.S. Holder does not satisfy the certification requirements described below.

A Non-U.S. Holder generally will satisfy the certification requirements if either: (A) the Non-U.S. Holder certifies to us or our agent, under penalties of perjury, that it is a non-United States person and provides its name and address (which certification may generally be made on an IRS Form W-8BEN, or a successor form), or (B) a securities clearing organization, bank, or other financial institution that holds customer securities in the ordinary course of its trade or business (a “financial institution”) and holds the notes either (i) certifies to us or our agent under penalties of perjury that either it or another financial institution has received the required statement from the Non-U.S. Holder certifying that it is a non-United States person and furnishes us with a copy of the statement or (ii) otherwise complies with applicable U.S. federal income and withholding tax certification requirements.

Payments not meeting the requirements set forth above and thus subject to withholding of U.S. federal income tax may nevertheless be exempt from withholding (or subject to withholding at a reduced rate) if the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty, or IRS Form W-8ECI (or other applicable form) stating that income on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business within the United States as discussed below. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

If a Non-U.S. Holder of a note is engaged in the conduct of a trade or business within the United States and if interest (including any OID) on the note, or gain realized on the sale, exchange, or other disposition of the note, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from U.S. federal withholding tax (provided that the applicable certification requirements are satisfied), generally will be subject to U.S. federal income tax on such interest (including any OID) or gain on a net income basis in the same manner as if it were a U.S. Holder. Non-U.S. Holders should read the material under the heading “—U.S. Holders—Income Tax Considerations,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.

U.S. Federal Estate Tax

Under current law, a note should generally not be includible in the estate of a Non-U.S. Holder unless the individual actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote or, at the time of the individual’s death, payments in respect of that note would have been effectively connected with the conduct by the individual of a trade or business in the United States.

Backup Withholding and Information Reporting

In general, in the case of a U.S. Holder, other than certain exempt holders, we and other payors are required to report to the IRS all payments of principal, any premium, and interest on the notes, and the accrual of OID. In addition, we and other payors generally are required to report to the IRS any payment of proceeds of the sale of a note before maturity. Additionally, backup withholding generally will apply to any payments, including payments of OID, if a U.S. Holder fails to provide an accurate taxpayer identification number and certify that the taxpayer identification number is correct, the U.S. Holder is notified by the IRS that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax returns or a U.S. Holder does not certify that it has not underreported its interest and dividend income.

In the case of a Non-U.S. Holder, backup withholding and information reporting will not apply to payments made if the Non-U.S. Holder provides the required certification that it is not a United States person, or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor or withholding agent does not have actual knowledge that the holder is a United States person, or that the conditions of any exemption are not satisfied.

In addition, payments of the proceeds from the sale of a note to or through a foreign office of a broker or the foreign office of a custodian, nominee, or other dealer acting on behalf of a holder generally will not be subject to information reporting or backup withholding. However, if the broker, custodian, nominee, or other dealer is a United States person, the government of the United States or the government of any state or political subdivision of any state, or any agency or instrumentality of any of these governmental units, a controlled foreign corporation for U.S. federal income tax purposes, a foreign partnership that is either engaged in a trade or business within the United States or whose U.S. partners in the aggregate hold more than 50% of the income or capital interest in the partnership, a foreign person 50% or more of whose gross income for a certain period is effectively connected with a trade or business within the United States, or a U.S. branch of a foreign bank or insurance company, information reporting (but not backup withholding) generally will be required with respect to payments made to a holder unless the broker, custodian, nominee, or other dealer has documentation of the holder’s foreign status and the broker, custodian, nominee, or other dealer has no actual knowledge to the contrary.

Payment of the proceeds from a sale of a note to or through the U.S. office of a broker is subject to information reporting and backup withholding, unless the holder certifies as to its non-United States person status or otherwise establishes an exemption from information reporting and backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Reportable Transactions

Applicable Treasury regulations require taxpayers that participate in “reportable transactions” to disclose their participation to the IRS by attaching Form 8886 to their tax returns and to retain a copy of all documents and records related to the transaction. In addition, “material advisors” with respect to such a transaction may be required to file returns and maintain records, including lists identifying investors in the transaction, and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based on any of several criteria, one or more of which may be present with respect to an investment in the notes. Whether an investment in the notes constitutes a “reportable transaction” for any investor depends on the investor’s particular circumstances. Investors should consult their own tax advisors concerning any possible disclosure obligation they may have for their investment in the notes and should be aware that, should any “material advisor” determine that the return filing or investor list maintenance requirements apply to this transaction, they would be required to comply with these requirements.

Additional Medicare Tax on Unearned Income

With respect to taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals and estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the notes.

Legislation Affecting Taxation of Notes Held by or Through Foreign Entities

Legislation was enacted on March 18, 2010 that will, effective for payments made after December 31, 2012, impose a 30% U.S. withholding tax on interest income from debt obligations of U.S. issuers and on the gross proceeds from a disposition of such obligations paid to a foreign financial institution, unless such institution enters into an agreement with Treasury to collect and provide to Treasury substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on interest income from such obligations and on the gross proceeds from the disposition of such obligations paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes. These withholding and reporting requirements will generally apply to payments made after December 31, 2012; however, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of March 18, 2012. Investors are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA or a disqualified person (within the meaning of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the notes are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing the notes on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.